Exhibit 99.1

LUMINEX CORPORATION REPORTS SECOND QUARTER 2018 RESULTS

AUSTIN, Texas (August 6, 2018) - Luminex Corporation (Nasdaq:LMNX) today announced financial results for the second quarter of 2018. Financial and operating highlights for the quarter include:

•	Second quarter 2018 consolidated revenue was $79.6 million, an increase of 4% compared to the second quarter 2017.

•	Second quarter 2018 GAAP net income was $5.7 million, an increase of 2% compared to the second quarter 2017. GAAP net income per diluted share was $0.13 for the second quarter 2018 and 2017.

•	Assay revenue was $40.2 million for the quarter ended June 30, 2018, representing a 6% increase over assay revenue for the second quarter 2017.

•	Total sample-to-answer molecular product revenue for the second quarter of 2018 was $14.2 million, representing growth of 33% compared to $10.7 million in the second quarter of 2017.

•
Placed 65 sample-to-answer molecular systems under contract during the second quarter of 2018, compared to 35 in the second quarter of 2017. Total active sample-to-answer customers now number over 500.

•
Sample-to-answer utilization per VERIGENE® customer grew approximately 16%, to $108,000 from $93,000 in the prior year quarter; and utilization per ARIES® customer grew approximately 43%, to $53,000 from $37,000 in the prior year quarter.

•
361 multiplexing analyzers were shipped during the quarter; a combination of MAGPIX® systems, LX systems, and FLEXMAP 3D® systems. This contrasts to 270 multiplexing analyzers shipped in the prior year quarter.

•	Total cash at the end of the quarter was approximately $139 million after payment of the quarterly dividend.

“I am pleased with our continued success throughout our diversified business”, said Homi Shamir, President and Chief Executive Officer of Luminex.  “Our sample-to-answer portfolio increasing by more than 30% from the same quarter last year; and with another 65 contracted systems during the quarter, the Company has solidified the foundation for increasing growth.  Within our Licensed Technologies Group, the Company had a record number of xMAP® system placements for the quarter, and we are well on our way to exceeding the total placements in 2017. The Company also made significant strides within our product pipeline during the quarter, moving our Next Gen xMAP® system into the Development Phase, and initiating clinical trials for VERIGENE® II. We are committed to investing in the rapid development of our product pipeline across our entire business and leading innovation within our field.”

REVENUE SUMMARY
(in thousands, except percentages)

	Three Months Ended
	June 30,		Variance
	2018	2017	($)	(%)
	(unaudited)

System sales	$11,820	$9,905	$1,915	19%
Consumable sales	10,967	13,310	(2,343)	(18)%
Royalty revenue	11,567	10,813	754	7%
Assay revenue	40,174	37,753	2,421	6%
Service revenue	3,041	2,795	246	9%
Other revenue	2,009	1,881	128	7%
	$79,578	$76,457	$3,121	4%

FINANCIAL OUTLOOK AND GUIDANCE

The Company intends to provide annual revenue guidance, to be updated, as appropriate, at each quarterly reporting period. Luminex anticipates third quarter 2018 revenue to be between $72.5 million and $74.5 million, taking into account the departure of LabCorp Women’s Health, and reaffirms its full year 2018 revenue guidance of between $310 million and $316 million.

CONFERENCE CALL

Management will host a conference call at 3:30 p.m. CDT / 4:30 p.m. EDT, Monday, August 6, 2018 to discuss the operating highlights and financial results for the second quarter 2018. The conference call will be webcast live and may be accessed at Luminex Corporation’s website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the call will be archived for six months on the website using the ‘replay’ link.

Luminex develops, manufactures and markets proprietary biological testing technologies with applications throughout the life sciences industry. The Company’s xMAP® system is an open-architecture, multi-analyte technology platform that delivers fast, accurate and cost-effective bioassay results to markets as diverse as pharmaceutical drug discovery, clinical diagnostics and biomedical research, including the genomics and proteomics research markets. The Company’s xMAP technology is sold worldwide and is in use in leading research laboratories as well as major pharmaceutical, diagnostic and biotechnology companies. Further information on Luminex or xMAP can be obtained on the Internet at http://www.luminexcorp.com.

Statements made in this release that express Luminex’s or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding expected revenue and cost savings and projected 2018 performance, including revenue guidance. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  It is important to note that the Company's actual results or performance could differ materially from those anticipated or projected in such forward-looking statements.  Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, concentration of Luminex’s revenue in a limited number of direct customers and strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating Luminex’s technology, budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of internal resource planning challenges; market demand and acceptance of Luminex’s products and technology, including ARIES®, MultiCode®, xMAP®, VERIGENE® and NxTAG® products; Luminex’s ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels; Luminex’s ability to obtain and enforce intellectual property protections on Luminex’s products and technologies; the impact on Luminex’s growth and future results of operations with respect to the loss of the LabCorp women’s health business anticipated in June 2018; Luminex’s ability to successfully launch new products in a timely manner; dependence on strategic partners for development, commercialization and distribution of products; risks and uncertainties associated with implementing Luminex’s acquisition strategy, Luminex’s challenge to identify acquisition targets, including Luminex’s ability to obtain financing on acceptable terms; Luminex’s ability to integrate acquired companies or selected assets into Luminex’s consolidated business operations, and the ability to fully realize the benefits of Luminex’s acquisitions; the timing of and process for regulatory approvals; competition and competitive technologies utilized by Luminex’s competitors; fluctuations in quarterly results due to a lengthy and unpredictable sales cycle; fluctuations in bulk purchases of consumables; fluctuations in product mix, and the seasonal nature of some of Luminex’s assay products; Luminex’s ability to comply with applicable laws, regulations, policies and procedures; the impact of the ongoing uncertainty in global finance markets and changes in governmental and governmental agency funding, including effects on the capital spending policies of Luminex’s partners and end users and their ability to finance purchases of Luminex’s products; changes in interpretation, assumptions and expectations regarding the Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities; changes in principal members of Luminex’s management staff; potential shortages, or increases in costs, of components or other disruptions to Luminex’s manufacturing operations; Luminex’s increasing dependency on information technology to improve the effectiveness of Luminex’s operations and to monitor financial accuracy and efficiency; the implementation, including any modification, of Luminex’s strategic operating plans; the uncertainty regarding the outcome or expense of any litigation brought against or initiated by Luminex; risks relating to Luminex’s foreign operations, including fluctuations in exchange rates, tariffs, customs and other barriers to importing/exporting materials and products in a cost effective and timely manner; difficulties in accounts receivable collections; Luminex’s ability to monitor and comply with foreign and international laws and treaties; and Luminex’s ability to comply with changes in international taxation policies; budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of material resource planning challenges; reliance on third party distributors for distribution of specific Luminex-developed and manufactured assay products, as well as the risks discussed under the heading "Risk Factors" in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission.  The forward-looking statements, including the financial guidance and 2018 outlook, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

LUMINEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$138,996	$127,112
Accounts receivable, net	46,778	40,648
Inventories, net	52,085	49,478
Prepaids and other	7,984	7,403
Total current assets	245,843	224,641
Property and equipment, net	59,642	58,258
Intangible assets, net	71,653	75,985
Deferred income taxes	32,538	37,552
Goodwill	85,481	85,481
Other	15,071	8,599
Total assets	510,228	490,516
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,599	$14,537
Accrued liabilities	18,236	25,990
Deferred revenue	5,546	4,721
Total current liabilities	36,381	45,248
Deferred revenue	1,326	1,498
Other	6,992	5,863
Total liabilities	44,699	52,609
Stockholders' equity:
Common stock	44	43
Additional paid-in capital	357,076	350,834
Accumulated other comprehensive loss	(944)	(625)
Retained earnings	109,353	87,655
Total stockholders' equity	465,529	437,907
Total liabilities and stockholders' equity	$510,228	$490,516

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)

Revenue	$79,578	$76,457	$162,240	$154,236
Cost of revenue	30,272	26,396	59,346	51,389
Gross profit	49,306	50,061	102,894	102,847
Operating expenses:
Research and development	11,672	12,260	21,998	24,680
Selling, general and administrative	27,610	28,153	53,440	52,150
Amortization of acquired intangible assets	2,166	2,166	4,332	4,523
Total operating expenses	41,448	42,579	79,770	81,353
Income from operations	7,858	7,482	23,124	21,494
Other income, net	8	1	457	(5)
Income before income taxes	7,866	7,483	23,581	21,489
Income tax expense	(2,197)	(1,939)	(4,515)	(6,714)
Net income	$5,669	$5,544	$19,066	$14,775

Net income attributable to common stock holders
Basic	$5,571	$5,441	$18,741	$14,499
Diluted	$5,571	$5,441	$18,742	$14,499

Net income per share attributable to common stock holders
Basic	$0.13	$0.13	$0.43	$0.34
Diluted	$0.13	$0.13	$0.43	$0.34

Weighted-average shares used in computing net income per share
Basic	43,734	43,160	43,599	43,030
Diluted	44,246	43,259	43,871	43,128

Dividends declared per share	$0.06	$0.06	$0.12	$0.12

LUMINEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$5,669	$5,544	$19,066	$14,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,130	5,651	12,023	11,270
Stock-based compensation	3,547	4,026	4,808	4,748
Deferred income tax benefit	2,308	4,332	3,761	7,267
Loss on sale or disposal of assets	111	—	111	—
Other	(1,158)	478	(1,127)	922
Changes in operating assets and liabilities:
Accounts receivable, net	(503)	3,911	5,053	(758)
Inventories, net	133	(3,417)	(2,602)	(6,304)
Other assets	(353)	(1,892)	(556)	(1,197)
Accounts payable	(1,981)	1,337	(1,661)	(2,369)
Accrued liabilities	3,366	2,661	(8,073)	(7,411)
Deferred revenue	231	(547)	653	(350)
Net cash provided by operating activities	17,500	22,084	31,456	20,593
Cash flows from investing activities:
Purchase of property and equipment	(4,968)	(2,970)	(9,036)	(6,403)
Issuance of note receivable	(500)	—	(1,000)	—
Purchase of investment	(1,782)	(500)	(1,782)	(1,000)
Acquired technology rights	—	—	(4,000)	—
Net cash used in investing activities	(7,250)	(3,470)	(15,818)	(7,403)
Cash flows from financing activities:
Proceeds from employee stock plans and issuance of common stock	2,290	1,495	3,416	2,229
Shares surrendered for tax withholding	(13)	(40)	(2,016)	(2,096)
Dividends	(2,678)	(2,636)	(5,302)	(2,636)
Net cash used in financing activities	(401)	(1,181)	(3,902)	(2,503)
Effect of foreign currency exchange rate on cash	492	(194)	148	(434)
Change in cash and cash equivalents	10,341	17,239	11,884	10,253
Cash and cash equivalents, beginning of period	128,655	86,466	127,112	93,452
Cash and cash equivalents, end of period	$138,996	$103,705	$138,996	$103,705

LUMINEX CORPORATION
NON-GAAP RECONCILIATION
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)

Reported Net Income	$5,669	$5,544	$19,066	$14,775
Severance & costs associated with legal proceedings	104	559	124	658
Income tax effect of above adjusting items	(17)	(145)	(20)	(179)
Income tax effect from discrete tax items	925	—	(1,607)	—
Adjusted Net Income	$6,681	$5,958	$17,563	$15,254

Adjusted net income per share
Basic	$0.15	$0.14	$0.40	$0.35
Diluted	$0.15	$0.14	$0.40	$0.35

Shares used in computing adjusted net income per share
Basic	43,734	43,160	43,599	43,030
Diluted	44,246	43,259	43,871	43,128

The Company’s “non-GAAP net income” excludes costs associated with legal proceedings, acquisition costs, severance costs, and the impact of restructuring costs; some of which are unpredictable and can vary significantly from period to period; and certain other recurring and non-recurring expenses. The Company believes that excluding these items and their related tax effects from its financial results reflects operating results that are more indicative of the Company’s ongoing operating performance while improving comparability to prior periods, and, as such may provide investors with an enhanced understanding of the Company’s past financial performance and prospects for the future. In addition, the Company’s management uses such non-GAAP measures internally to evaluate and assess its core operations and to make ongoing operating decisions. This information is not intended to be considered in isolation or as a substitute for income from operations, net income, net income per share or expense information prepared in accordance with GAAP.

-END-